Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2020, relating to the consolidated financial statements of American Public Education Inc., and the effectiveness of American Public Education Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Public Education Inc. and subsidiaries for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 20, 2020